EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports a 13% Increase in First Quarter 2005 Earnings Per Share

Bangor, Maine, April 25, 2005: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB), the parent company of Merrill Merchants Bank, reported net income of $1.3 million for the three months ended March 31, 2005, a 12% increase over the same period last year. The Company reported diluted earnings per share of $0.36 for the first quarter of 2005, a 13% increase over 2004’s first quarter earnings per share of $0.32.

Balance Sheet. The Company’s consolidated assets were $374.5 million at March 31, 2005, an increase of $25.5 million or 7% from the same date a year ago. Comparing March 31, 2005 and 2004, total loans grew $26.2 million or 10%. Real estate lending was strong with construction balances increasing 34%, home equity balances growing 15% and residential mortgages up 8%. The commercial and commercial real estate portfolio grew at a rate of 9% and consumer loans increased 4% from a year ago.

Total deposits were $294.4 million at March 31, 2005 versus $272.5 million a year ago, representing growth of $21.9 million or 8%. Comparing March 31, 2005 and 2004, checking account balances increased $8.7 million or 11%, money market balances increased 27% and savings accounts grew 4%. Certificate of deposit (CD) balances remained constant between periods as the Company continues to focus on core deposits rather than interest rate sensitive CDs.

Net Income. The Company’s net income for the first quarter of 2005 was $1.3 million compared to $1.1 million for the same period in 2004, an increase of 12%. Return on average equity increased to 16.13% for the three months ended March 31, 2005 compared to 14.76% for the same period last year and return on average assets increased to 1.38% from 1.31%.

Net Interest Income. Net interest income increased $373,000, or 11%, for the three months ended March 31, 2005 to $3.6 million. The increase was driven by $22.7 million of growth in average earning assets for the first quarter of 2005 compared to the same period in 2004 combined with an increase in the net interest margin. The Company’s net interest margin increased to 4.13% for the first quarter of 2005, compared to 3.93% for the same period in 2004.

Non-Interest Income. Non-interest income was $1.3 million for the three months ended March 31, 2005 compared to $1.2 million for the same period in 2004. The increase in non-interest income of $89,000 or 7% was due to a $106,000 gain on the sale of our credit card portfolio, increases in trust fees of $58,000 and an increase in other service charges and fees of $65,000. Mortgage sale gains declined by $107,000 as residential loan volume is significantly lower this year due to higher interest rates and investment security gains decreased $46,000 from a year ago.

Non-Interest Expense. Non-interest expense totaled $2.9 million for the first quarter of 2005 compared to $2.7 million for the same period last year. The increase in non-interest expense of $255,000, or 10%, was due to increases in personnel costs of 10%, occupancy costs of 17% and other expenses of 9%. Personnel costs increased $157,000 due to normal salary increases and additional staffing required as a result of asset growth, occupancy cost increased $38,000 due to maintenance and repair expenditures and other expenses increased $54,000 due to an increase in professional fees.

Shareholders’ Equity. At March 31, 2005, shareholders’ equity totaled $31.7 million. The net increase of $387,000 in the first quarter of 2005 was attributable to net income of $1.3 million less cash dividends of $520,000 and changes in unrealized losses of $350,000. In the first quarter of 2005, the Company declared a cash dividend of $.15 per share on the Company’s common stock. This was an increase of 19% over last year’s first quarter dividend. In addition, the Company declared a 3% stock dividend in March 2005 representing the tenth consecutive year the Company has paid a stock dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5%, of its outstanding shares of common stock. As of March 31, 2005, 16,637 shares had been repurchased under the program. Repurchases will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(In thousands except per share data)	2005	2004
Interest income	$5,059	$4,406
Interest expense	1,437	1,157
Net interest income	3,622	3,249
Provision for loan losses	94	84
Non-interest income	1,308	1,219
Non-interest expense	2,930	2,675
Income before income taxes	1,906	1,709
Income taxes	649	586
Net income	$1,257	$1,123

Per share data
Basic earnings per common share (1)	$0.37	$0.32
Diluted earnings per common share (1)	$0.36	$0.32

(1)	Adjusted to reflect the 3% stock dividend in March 2005.

SELECTED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,		December 31,
(In thousands)	2005	2004	2004
Total assets	$374,465	$348,922	$368,690
Loans receivable, net	280,752	255,175	279,122
Loans held for sale	1,071	702	617
Investment securities	68,978	71,119	66,099
Deposits	294,446	272,519	299,782
Shareholders’ equity	31,716	30,698	31,329

Off-Balance Sheet
Trust assets under management	346,768	329,376	356,436
Mortgage servicing portfolio	125,301	108,551	122,125

OTHER SELECTED CONSOLIDATED DATA
(Unaudited)

	At or for the Three Months Ended March 31,

	2005	2004
Return on average assets (1)	1.38%	1.31%
Return on average equity (1)	16.13%	14.76%
Leverage ratio	8.51%	8.64%
Net interest margin (1)	4.13%	3.93%
Non-performing assets to total assets	0.42%	0.15%
Net loan charge-offs to average net loans (1)	0.01%	0.05%
Allowance for loan losses to total loans	1.39%	1.43%
Number of shares outstanding (2)	3,440,346	3,500,807
Weighted-average shares outstanding-diluted (2)	3,470,354	3,548,331
Book value per share (2)	$9.22	$8.77

(1)	Computed on an annualized basis.
(2)	Adjusted to reflect the 3% stock dividend in March 2005.

This press release and the documents incorporated by reference herein contain certain forward-looking statements. These forward-looking statements may be contained in this press release, quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800